Exhibit 99.9

FOR IMMEDIATE RELEASE		October 22, 2004
Media Contacts:	Alan Bunnell, (602) 250-3376	Page 1 of 2
Analyst Contracts:	Rebecca Hickman, (602) 250-5668
Lisa Malagon, (602) 250-5671
Web site:	www.pinnaclewest.com

PINNACLE WEST REPORTS THIRD QUARTER EARNINGS
Results Reflect Company’s Investments to Meet Retail Growth

PHOENIX – Pinnacle West Capital Corp. (NYSE: PNW) today reported consolidated net income for the quarter ended September 30, 2004, of $105.4 million, or $1.15 per diluted share of common stock. This result compares with consolidated net income of $110.0 million, or $1.20 per diluted share, for the same period in 2003.

“Our results reflect milder weather and rising costs necessary to meet Arizona’s growing energy needs,” said Chairman Bill Post, citing customer growth that is three times the national average. “With an eye to the future, we remain focused on achieving regulatory treatment that covers the costs of providing reliable service for our retail customers.”

The decrease in quarter-to-quarter earnings was primarily the result of hotter-than-normal weather in the 2003 summer period; a net increase in costs related to new electricity generating units placed into service in mid-2003 and mid-2004; an increase in customer service and other operating costs; and higher fuel and purchased power prices.

These factors were partially offset by lower replacement power costs due to fewer unplanned power plant outages; improved wholesale power marketing results; the absence of regulatory asset amortization; and higher retail sales volumes due to customer growth of 3.9 percent during the 2004 third quarter.

For the nine-month period ended September 30, 2004, Pinnacle West’s consolidated net income was $209.5 million, or $2.29 per diluted share of common stock. This result compares with consolidated net income of $191.5 million, or $2.09 per diluted share, in last year’s corresponding period.

For more information on Pinnacle West’s operating statistics and earnings, please visit http://www.pinnaclewest.com/main/pnw/investors/default.html.

Pinnacle West is a Phoenix-based company with consolidated assets of approximately $9.9 billion. Through its subsidiaries, the Company generates, sells and delivers electricity and sells energy-related products and services to retail and wholesale customers in the western United States. It also develops residential, commercial, and industrial real estate projects.

Pinnacle West 2004 Third Quarter Earnings	October 22, 2004

Web Cast and Conference Call

The Company will hold a conference call and live webcast at 12 noon. (ET) today, Friday, October 22 to discuss its earnings. The web cast can be accessed at www.pinnaclewest.com/main/pnw/investors/presentations/default.html and will be available for replay on the website for 30 days. To access the live conference call by telephone, dial (877) 356-3961 and enter reservation number 9289484. A replay of the call also will be available until 11:55 p.m. (ET), Friday, October 29, 2004, by calling (800) 642-1687 in the U.S. and Canada or (706) 645-9291 internationally and entering the same reservation number.

This press release contains forward-looking statements based on current expectations, and the Company assumes no obligation to update these statements or make any further statements on any of these issues, except as required by applicable law. These forward-looking statements are often identified by words such as “hope,” “may,” “believe,” “anticipate,” “plan,” “expect,” “require,” “intend,” “assume,” and similar words. Because actual results may differ materially from expectations, the Company cautions readers not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from results or outcomes currently expected or sought by the Company. These factors include the ongoing restructuring of the electric industry, including the introduction of retail electric competition in Arizona and decisions impacting wholesale competition; the outcome of regulatory and legislative proceedings relating to the restructuring; state and federal regulatory and legislative decisions and actions, including the outcome of the rate case APS filed with the Arizona Corporation Commission on June 27, 2003 and the wholesale electric price mitigation plan adopted by the FERC; regional economic and market conditions, including the results of litigation and other proceedings resulting from the California energy situation, volatile purchased power and fuel costs, and the completion of generation and transmission construction in the region, which could affect customer growth and the cost of power supplies; the cost of debt and equity capital and access to capital markets; energy usage; weather variations affecting local and regional customer energy usage; conservation programs; power plant performance; the successful completion of our generation construction program; regulatory issues associated with generation construction , such as permitting and licensing; changes in accounting principles; our ability to compete successfully outside traditional regulated markets (including the wholesale market);our ability to manage our marketing and trading activities and the use of derivative contracts in our business (including the interpretation of the subjective and complex accounting rules related to these contracts); technological developments in the electric industry; the performance of the stock market, which affects the amount of our required contributions to our pension plan and nuclear decommissioning trust funds; the strength of the real estate market in SunCor’s market areas, which include Arizona, New Mexico and Utah; and other uncertainties, all of which are difficult to predict and many of which are beyond our control.

PINNACLE WEST CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
( in thousands, except per share amounts)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	September 30,		September 30,
	2004	2003	2004	2003
Operating Revenues
Regulated electricity segment	$670,559	$667,400	$1,605,952	$1,545,829
Marketing and trading segment	128,563	82,558	332,186	300,439
Real estate segment	75,072	75,009	193,965	172,886
Other revenues	12,585	6,035	32,904	16,774

Total	886,779	831,002	2,165,007	2,035,928

Operating Expenses
Regulated electricity segment purchased power and fuel	202,156	208,757	442,409	394,373
Marketing and trading segment purchased power and fuel	107,377	84,195	269,261	263,201
Operations and maintenance	160,765	133,852	437,126	408,488
Real estate segment operations	67,079	63,196	177,374	157,297
Depreciation and amortization	97,349	110,242	302,919	321,197
Taxes other than income taxes	31,649	28,206	94,511	84,851
Other expenses	9,568	5,193	25,893	12,445

Total	675,943	633,641	1,749,493	1,641,852

Operating Income	210,836	197,361	415,514	394,076

Other
Allowance for equity funds used during construction	(1,327)	11,194	2,859	11,194
Other income	2,836	5,533	50,653	13,886
Other expense	(4,568)	(5,791)	(14,444)	(15,079)

Total	(3,059)	10,936	39,068	10,001

Interest Expense
Interest charges	49,497	52,527	144,645	151,332
Capitalized interest	(4,506)	(2,851)	(13,537)	(24,061)

Total	44,991	49,676	131,108	127,271

Income From Continuing Operations Before Income Taxes	162,786	158,621	323,474	276,806
Income Taxes	58,900	49,961	117,574	96,054

Income From Continuing Operations	103,886	108,660	205,900	180,752
Income From Discontinued Operations — Net of Income Tax Expense	1,514	1,388	3,566	10,736

Net Income	$105,400	$110,048	$209,466	$191,488

Weighted-Average Common Shares Outstanding — Basic	91,357	91,271	91,322	91,262
Weighted-Average Common Shares Outstanding — Diluted	91,491	91,467	91,430	91,432
Earnings Per Weighted-Average Common Share Outstanding
Income From Continuing Operations — Basic	$1.14	$1.19	$2.25	$1.98
Net Income — Basic	$1.15	$1.21	$2.29	$2.10
Income From Continuing Operations — Diluted	$1.14	$1.19	$2.25	$1.98
Net Income — Diluted	$1.15	$1.20	$2.29	$2.09

Certain prior year amounts have been restated to conform to the 2004 presentation.